Exhibit 10.4(d)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Confidential

December 17, 2021

SECOND SIDE LETTER TO SECOND AMENDED AND RESTATED LICENSE AGREEMENT

This side letter (the “Second Side Letter”) to the Second Amended and Restated License Agreement is made and entered into, effective as of December 17, 2021 by and between Hadasit Medical Research Services and Development Ltd. (“Hadasit”) and Cell Cure Neurosciences Ltd. (“CCN”). Hadasit and CCN are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Hadasit and CCN entered into that certain Second Amended and Restated License Agreement, effective as of June 15, 2017 (the “License Agreement”) as amended in November 2017 by the First Amendment to Second Amended and Restated License Agreement (the “First Amendment”) and on December 1, 2019 by the Second Amended and Restated License Agreement (the “Second Amendment”) (the License Agreement as amended by the First Amendment and the Second Amendment, the “Agreement”), pursuant to which Hadasit granted an exclusive license to CCN under certain of its intellectual property rights.

Lineage Cell Therapeutics, Inc., parent of CCN (together with CCN, “Lineage”) and Genentech, Inc. (“Genentech”) and F. Hoffmann-La Roche Ltd. (“FHLR”; together with Genentech, “Roche”) are entering into a global collaboration and license agreement effective December 17, 2021 (the “Roche Agreement”) related to the continued development and commercialization of products containing or comprising RPE cells (including without limitation, OpRegen®).

Lineage, Hadasit and Roche have reached an agreement to modify certain terms and conditions under the Agreement solely as they apply to the Roche Agreement, as reflected in a side letter of even date (the “First Side Letter”).

The Parties have further agreed to modify certain terms and conditions under the Agreement solely as they apply to certain obligations of CCN vis-à-vis Hadasit in relation to the Roche Agreement.

Further to the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

1.1	Capitalized Terms. Capitalized terms used in this Second Side Letter shall have the meanings set forth in the Agreement, unless otherwise defined hereunder.

2. revised fINANCIAL UNDERSTANDINGS

2.1	All references to the Roche Agreement shall be deemed references to the Roche Agreement as it exists on the effective date of this Second Side Letter. Lineage hereby undertakes not to amend the Roche Agreement in a manner that would impact the consideration to be received by Hadasit under the Agreement, as amended by this Second Side Letter, without Hadasit’s prior written consent.

2.2	Net Sales and Royalties.

2.2.1	Definition of Net Sales, “Sale” and “Sold”. Notwithstanding the definition of “Net Sales” as appears in Section 1.2.28 of the Agreement, for purposes of calculating Royalties due to Hadasit on Sales of Licensed Products under the Roche Agreement, “Net Sales” shall have the meaning ascribed to such term in Section 1.95 of the Roche Agreement and “Sale” and “Sold” shall have the meaning ascribed to the term “Sales” under the Roche Agreement.

2.2.2	Royalties. Notwithstanding any provision of the Agreement, including, without limitation, the royalty rate pursuant to Section 3.1.2 and the duration of the Royalty Period as determined pursuant to Section 1.2.2 of the Agreement, the Parties hereby agree that with respect to royalties due on Net Sales generated under the Roche Agreement:

2.2.2.1	If the amount that would be due to Hadasit under Section 3.1.2 (as may be adjusted in accordance with Section 3.3) of the Agreement on any Net Sales under the Roche Agreement exceeds fifty percent (50%) of the amount due to Lineage on account of such Net Sales, the Royalties due to Hadasit under the Agreement with respect to such Net Sales will be reduced to an amount equal to fifty percent (50%) of the amount due to Lineage under the Roche Agreement on account of such Net Sales so that Lineage shall never be obligated to pay Hadasit Royalties in respect to any Licensed Product Sold pursuant to the Roche Agreement that exceeds more than fifty percent (50%) of the underlying royalty payment received from Roche;
2.2.2.2	Lineage shall be obligated to pay Royalties to Hadasit in connection with Licensed Products Sold pursuant to the Roche Agreement only starting from and for as long as royalties are paid to Lineage in respect of such Licensed Products under the Roche Agreement;
2.2.2.3	Royalties will be due and payable in the same manner as Sublicensing Receipts, i.e. within [***] of receipt of the underlying payments from Roche. Lineage undertakes to diligently pursue the legal remedies available to it against Roche, should Lineage not receive payment with respect to any Net Sales from Roche within [***] of the end of the calendar quarter in which such Net Sales were generated; and
2.2.2.4	Royalties shall be due and payable to Hadasit in the same currency received from Roche.

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2.3	Deductions from Sublicensing Receipts.

2.3.1	Pursuant to the Roche Agreement, Lineage and CCN have undertaken to: (i) carry out Licensed Product-related research, development and manufacturing activities for Roche, which are defined thereunder as the “Lineage Activities”; (ii) continue the conduct of the ongoing Phase I/IIa clinical trial entitled “Phase I/IIa Dose Escalation Safety and Efficacy Study of Human Embryonic Stem Cell-Derived Retinal Pigment Epithelium Cells Transplanted Subretinally in Patients With Advanced Dry-Form Age-Related Macular Degeneration (Geographic Atrophy)” and identified as NCT02286089, in the US and in Israel (collectively, the “Existing Trials”) and (iii) carry out technology transfer pursuant to Section 4 of the Roche Agreement (the “Technology Transfer”).
2.3.2	CCN hereby confirms and declares that payment for services and the reimbursement of expenses in respect of the Lineage Activities, the Existing Trials and the Technology Transfer (collectively, the “Lineage Services”) have been taken into account in determining the Sublicensing Receipts that are payable by Roche under the Roche Agreement, although not separately itemized, due to internal considerations of Roche.
2.3.3	The budget for carrying out the Lineage Services, which includes overheads of [***] (the “Costs”) is attached hereto as Exhibit A (the “Budgeted Amount”).
2.3.4	Hadasit hereby acknowledges CCN’s right to deduct the Budgeted Amount from the first Sublicensing Receipts paid by Roche pursuant to Section 6.1 of the Roche Agreement, provided, however, that the actual incurrence and/or expenditure of the Budgeted Amount shall be confirmed, on an annual basis, in the manner set forth in Section 1.2.7 of the Agreement, and any part of the Budgeted Amount not incurred or expended on the Lineage Services within [***] of the execution of the Roche Agreement shall be deemed Sublicensing Receipts as to which 21.5% will be immediately due and payable by CCN to Hadasit under the Agreement.
2.3.5	For the avoidance of doubt, CCN shall be entitled to deduct the costs of additional development activities plus an overhead of [***], not to exceed the amounts shown on the preliminary budget attached hereto as Exhibit B from any future Sublicensing Receipts (i.e. under provisions other than Section 6.1 of the Roche Agreement) payable under the Roche Agreement if actually incurred and/or expended in carrying out development activities in relation to OpRegen v 1.3 pursuant to the Roche Agreement, if any.

2.4	The Parties hereby agree that upon Hadasit’s reasonable written request, Lineage shall cause the performance of an audit of Roche’s records in accordance with Section 7.9.2 of the Roche Agreement, at Hadasit’s expense. Should the auditor’s report show any underpayment by Roche to Lineage, Lineage will immediately provide Hadasit with the details of any such underpayment and promptly pay to Hadasit the amount owed by Lineage to Hadasit in respect any payment received by Lineage in respect of such underpayment together with interest thereon (to the extent received by Lineage) in accordance with the Agreement. Moreover, Lineage shall reimburse Hadasit for the cost of the audit should any such underpayment by Roche result in an underpayment by CCN to Hadasit in excess of [***].

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2.5	The Parties hereby agree that in the event of a termination of the Agreement and the grant of a Direct License by Hadasit to Roche as contemplated in First Side Letter, which license includes rights under Company IP, Section 13.5.2 shall not apply to amounts received by Hadasit under such Direct License.

3. ENGAGEMENT OF CONSULTANTS

3.1	Lineage hereby undertakes to engage Professor Benjamin Reubenoff and Professor Eyal Banin as scientific consultants in relation to the JAC (as defined in the Roche Agreement), provided that (a) they agree to be bound to confidentiality and invention assignment obligations as required under the Roche Agreement; and (b) Hadasit confirms its agreement to any such invention assignments.

4. MISCELLANEOUS

4.1	Notices. Any notice or communication required to be given by one Party to any other in connection with this Second Side Letter shall be made in accordance with Section 17 of the Agreement and shall specifically refer to this Second Side Letter. It is hereby agreed that notwithstanding the provisions of Section 17 of the Agreement, notices in relation to the Agreement in general and to this Second Side Letter in particular may be served by electronic mail, rather than by facsimile, subject to receipt of confirmation of transmission, to the addresses set forth below.

If to Lineage:

with a copy (which shall not constitute notice) to:

If to Hadasit:

4.2	Amendments. No amendment, modification, release, or discharge of this Second Side Letter shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties and by Lineage. Hadasit and CCN confirm that this Second Side Letter constitutes a valid amendment for purposes of Section 19.5 of the Agreement. Except as contemplated by the immediately preceding sentence, the terms and conditions of the Agreement shall remain unchanged as set forth therein, save as amended by the First Side Letter.

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4.3	Assignment. Each of Hadasit and CCN and their respective Affiliates shall have the right to assign this Second Side Letter only to the extent such assignment would be permitted under Article 14 of the Agreement.

4.4	Side Letter Controls. This is the entire Second Side Letter between Hadasit and CCN with respect to the subject matter hereof and supersedes all prior representations, understanding and agreements between them with respect to the subject matter hereof.

4.5	Counterparts. This Second Side Letter may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Second Side Letter by electronic transmission shall be effective as delivery of a manually executed original counterpart of this Second Side Letter.

4.6	Termination. This Second Side Letter shall automatically terminate upon termination of the Roche Agreement for any reason.

[Remainder of the Page Intentionally Left Blank]

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Confidential

Hadasit and CCN have executed this Side Letter by their respective and duly authorized officers, as evidenced by their signatures below.

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.

By:	/s/ Carol Grumbach	By:	/s/ Tamar Raz

Name:	Carol Grumbach	Name:	Tamar Raz

Title:	CFO	Title:	CEO

Date:	12/14/2021	Date:	12/14/2021

CELL CURE NEUROSCIENCES LTD.

By:	/s/ Rami Skaliter

Name:	Rami Skaliter

Title:	CEO

Date:	12/14/2021

Read and agreed:

LINEAGE CELL THERAPEUTICS

By:	/s/ Brian M. Culley

Name:	Brian M. Culley

Title:	CEO

Date:	12/14/2021

Signature Page to the Side Letter